UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 24, 2026
Date of Report (date of earliest event reported)

LISATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33650	22-2343568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 173 Liberty Corner, NJ 07938
(Address of Principal Executive Offices)(ZipCode)

(908) 842-0100
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LSTA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.02	Termination of a Material Definitive Agreement

On July 24, 2026, Lisata Therapeutics, Inc. (the “Company”) terminated the previously announced Agreement and Plan of Merger, dated as of March 6, 2026, by and among Kuva Labs Inc., a Delaware corporation (“Parent”) and Kuva Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company (as amended, the “Merger Agreement”), pursuant to Section 8.3(a) of the Merger Agreement (the “Termination”).  Pursuant to the Merger Agreement, Purchaser agreed to acquire all of the outstanding shares of common stock, par value, $0.001 per share (the “Common Shares”), of the Company validly tendered and not validly withdrawn through a tender offer (the “Offer”), at a purchase price of (i) $4.00 per Common Share, net to the seller in cash, without interest, plus (ii) one contingent value right (each, a “CVR”), representing the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR subject to the achievement of certain milestones, in accordance with the terms and subject to the conditions of a contingent value rights agreement.  The Offer was to be followed by a merger to acquire all remaining outstanding Common Shares for the same per share consideration paid in the Offer. For a summary of the material terms of the Merger Agreement and the Offer, please see the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 9, 2026, April 3, 2026, May 4, 2026, May 29, 2026, June 9, 2026 and July 17, 2026 and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related amendments filed with the Securities and Exchange Commission on June 10, 2026, July 2, 2026, July 13, 2026, July 17, 2026 and July 21, 2026.

The Termination follows Parent and Purchaser’s failure to accept for payment all Common Shares validly tendered and not validly withdrawn pursuant to the Offer after the expiration of the Offer one minute after 11:59 p.m., New York City Time, on July 20, 2026.  Parent has informed the Company that Parent has been unable to obtain sufficient financing for purposes of funding the Offer and will be instructing Equiniti Trust Company, LLC, in its capacity as depositary and paying agent for the Offer, to return the Common Shares tendered in the Offer to the holders thereof.

As a result of the Termination, Parent is obligated under the Merger Agreement to pay the Company a termination fee of $2,000,000. In addition, the Company reserves all rights to seek all available legal remedies, including without limitation, damages for Willful Breach (as defined in the Merger Agreement) and any Enforcement Costs (as defined in the Merger Agreement). There can be no assurance that the Company will be able to obtain damages from Parent or Purchaser, even to the extent legally available in any litigation that the Company may pursue, due to the Company’s limited financial resources available to fund related litigation and to Parent’s or Purchaser’s potential inability to satisfy with its existing assets any judgment that the Company might obtain.

Item 8.01	Other Events

The Company’s Board of Directors plans to conduct an assessment of strategic options to enhance stockholder value, which will include, but are not limited to, a reverse merger, other business combination, sales of assets, dissolution or other strategic transactions. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements will be reached, or transactions will be successfully consummated or on attractive terms. The Company has not set a timetable for completion of this strategic review and does not intend to comment further on the status of this process unless or until its Board of Directors has approved a definitive course of action, or it is determined that other disclosure is appropriate or required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LISATA THERAPEUTICS, INC.

	By:	/s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: July 24, 2026